UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15 (d) of the securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 22, 2003

August Financial Holding Company, Inc.

(Exact name of registrant as specified in its charter)

Nevada	00049874	06-1237135
(State or other jurisdiction of Incorporation or organization)	(commission File Number)	(IRS Employer Identification)

150 Lincoln Street, Boston, MA	02111
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 542-8088

None

(Former name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure

a.	Martin A. Roenigk resigned as member of the Board of Director on August 7, 2003. Millard H. Pryor, Jr. resigned as director of the Board due to personal reasons effective December 12, 2003. Thomas W. Huang resigned as clerk effective December 15, 2003. Norman Silberdick was elected by the remaining board members to be a director of the Board on December 22, 2003.

b.	The Company unexpectedly received on December 8, 2003 a notification from Acadia Elastomers Corporation (“Acadia”) as successor to Buyer in a certain Asset Purchase Agreement, dated July 1, 1991, (among Corcap, Inc., Acadia Polymers, Inc., Acadia Central, Inc., Acadia Eastern, Inc., and Acadia Virginia, Inc. (“Sellers”) and JM Clipper Polymers Corporation (“Buyer”)) that an indemnifiable claim has been brought against Acadia by a third party, Bert Vandemar, for which Seller allegedly must indemnify Acadia, as successor to the Buyer. The Plaintiff, Bert Vandemar, states that he was employed from 1946 to 1986 at various locations in the State of Illinois. During the course of his employment at the locations mentioned above, he was exposed to asbestos fibers and suffered from injuries for which he has brought this action, Vandermar v. A.W. Chesterton, Inc., et. al., in the Circuit Court of the Third Judicial Circuit, Madison County, State of Illinois (No. 03-L-1014) against sixty-one defendants, including Acadia. For such suit, Acadia has notified the Company to assert a claim for indemnification. In reviewing the claim, the asset purchase agreement that Sellers entered into had a 2-5 year period for claims for indemnifications to be asserted from the Buyer. This claim was received well past this indemnification period and management believes that the Company is not liable for any claim. On December 18, 2003 Norman Silberdick, former President and Director of Corcap, Inc. responded to the attorneys for Acadia on behalf of the Company.

c.	The new management that took over the management of the Company in May of 2002, transformed the business of the Company into financial services, has previously raised new capital of approximately $300,000 in 2002 and 2003, and have expended the same in obtaining licenses, establishing new business and training personnel. The Company has effectively run out of cash as of the end of October 2003. The Company still has unpaid liabilities and deferred compensation. The Company was in the process of raising additional capital. However, due to the claim stated in Item 5. b. above, which was totally unknown and unexpected by the management, the potential investors have decided not to invest in the Company. Without such additional funding, the continuance of the Company is in serious doubt. Accordingly the Board has decided to wind up the business of the Company and the Company is in the process of dissolving all the subsidiaries.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Exhibit No.	Item

99.1	Letter of Mayer, Brown, Rowe & Maw LLP

99.2	Complaint of Bert Vandermar

99.3	Response from Norman Silberdick to Mayer, Brown, et. al.

99.4	Financial statement for December 31, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

August Financial Holding Company (Registrant)

Dated: January 20, 2004	By:	/S/ VIVIAN WENHEUY CHEN HUANG

Vivian Wenhuey Chen Huang Chairman of the Board & CEO